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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 24)*


                          WORTHINGTON INDUSTRIES, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON SHARES, NO PAR VALUE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    981811 10
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2003
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]       Rule 13d-1(b)

    [X]       Rule 13d-1(c)

    [ ]       Rule 13d-1(d)

-------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                  Page 1 of 1

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CUSIP NO. 981811 10               13G                      PAGE 2 OF 5 PAGES




-----------------------------------------------------------------------------------------------------------
|  1. | Names of Reporting Persons.                                                                       |
|-----|---------------------------------------------------------------------------------------------------|
|     | I.R.S. Identification No. of Above Persons (Entities Only)                            John H.     |
|     |                                                                                      McConnell    |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  2. | Check the Appropriate Box if a Member of a Group*                                       (a)       |
|     |                                                                                         (b)       |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  3. | SEC Use Only                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  4. | Citizenship or Place of Organization                                                              |
|     |                                                                                    United States  |
|     |                                                                                                   |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |    5. |  Sole Voting Power                                15,095,710    |
|                               |       |                                                                 |
|             Shares            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |    6. |  Shared Voting Power                                  -0-       |
|                               |       |                                                                 |
|            Owned by           |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|              Each             |    7. |  Sole Dispositive Power                           15,095,710    |
|                               |       |                                                                 |
|            Reporting          |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|           Person With         |    8. |  Shared Dispositive Power                             -0-       |
|                               |       |                                                                 |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|  9. | Aggregate Amount Beneficially Owned by Each Reporting Person                        15,095,710    |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
| 10. | Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*                  [ X ]      |
|     |                                                                                        -----      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
| 11. | Percent of Class Represented by Amount in Row (9)                                      17.5%      |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
| 12. | Type of Reporting Person*                                                               IN        |
|     |                                                                                                   |
|     |                                                                                                   |
-----------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 981811 10               13G                      PAGE 3 OF 5 PAGES


ITEM 1(a).          NAME OF ISSUER:
                    Worthington Industries, Inc.
                    -----------------------------------------------------------

ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    200 Old Wilson Bridge Road, Columbus, Ohio  43085
                    -----------------------------------------------------------

ITEM 2(a).          NAME OF PERSON FILING:
                    John H. McConnell
                    -----------------------------------------------------------

ITEM 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                    200 Old Wilson Bridge Road, Columbus, Ohio  43085
                    -----------------------------------------------------------

ITEM 2(c).          CITIZENSHIP:
                    United States
                    -----------------------------------------------------------

ITEM 2(d).          TITLE OF CLASS OF SECURITIES:
                    Common Shares, no par value
                    -----------------------------------------------------------

ITEM 2(e).          CUSIP NUMBER:
                    981811 10
                    -----------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                    (a)    [ ]      Broker or dealer registered under Section 15 of the Exchange Act;
                    (b)    [ ]      Bank as defined in Section 3(a)(6) of the Exchange Act;
                    (c)    [ ]      Insurance company as defined in Section 3(a)(19) of the Exchange Act;
                    (d)    [ ]      Investment company registered under Section 8 of the Investment Company Act;
                    (e)    [ ]      An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
                    (f)    [ ]      An employee benefit plan or endowment fund in accordance with Rule
                                    13d-1(b)(1)(ii)(F);
                    (g)    [ ]      A parent holding company or control person in accordance with Rule
                                    13d-1(b)(1)(ii)(G);
                    (h)    [ ]      A savings association as defined in Section 3(b) of the Federal Deposit
                                    Insurance Act;
                    (i)    [ ]      A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act ;
                    (j)    [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                    If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]


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CUSIP NO. 981811 10               13G                      PAGE 4 OF 5 PAGES


ITEM 4. OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

       (a)      Amount beneficially owned:
                15,095,710
                --------------------------------------------------

       (b)      Percent of class:
                17.5%
                --------------------------------------------------

       (c)      Number of shares as to which the person has:

                (i)    Sole power to vote or to direct the vote:
                       15,095,710
                       -------------------------------------------

                (ii)   Shared power to vote or to direct the vote:
                       -0-
                       -------------------------------------------

                (iii)  Sole power to dispose or to direct the disposition of:
                       15,095,710
                       -------------------------------------------

                (iv)   Shared power to dispose or to direct the disposition of:
                       -0-
                       -------------------------------------------

     Note: Excluded are 511,750 shares owned by Mr. McConnell's wife, as to which shares beneficial ownership is disclaimed.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                                         [  ]
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER  PERSON:

        Of the shares listed in Items 4(c)(i) and (iii) above: 13,402,982 are held by JDEL, Inc., a Delaware corporation. The directors of JDEL, Inc. have given Mr. McConnell the voting and investment power over its Worthington Industries, Inc. shares.

        The shares listed in Items 4(c)(i) and (iii) include 50,000 shares which may be acquired by Mr. McConnell under options granted under the Worthington Industries, Inc. 1990 Stock Option Plan.


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CUSIP NO. 981811 10               13G                      PAGE 5 OF 5 PAGES


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:
            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:
            Not Applicable.

ITEM 10.    CERTIFICATIONS:

            (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 20, 2004
-----------------------
                                    /s/John H. McConnell
                                    -------------------------------------------
                                    Signature

                                    John H. McConnell
                                    -------------------------------------------
                                    Name/Title